                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          ENGINEERING ANIMATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                          ENGINEERING ANIMATION, INC.
                             2321 NORTH LOOP DRIVE
                                AMES, IOWA 50010

                                                                  March 26, 1998

Dear Stockholder:

    You are cordially invited to attend the Engineering Animation, Inc. Annual Meeting of Stockholders to be held at 1:30 P.M., Friday, May 1, 1998 at the University Park Holiday Inn, 1800 50th Street, West Des Moines, Iowa 50266.

    We are looking forward to discussing our record-setting 1997 performance. In addition, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and proxy statement and to ask questions about the Company and its operations.

    It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign and promptly return the enclosed proxy card, using the envelope provided. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

                                          Sincerely,

                                          Matthew M. Rizai

                                          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                          OFFICER, PRESIDENT & TREASURER

                          ENGINEERING ANIMATION, INC.
                             2321 NORTH LOOP DRIVE
                                AMES, IOWA 50010

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

    The Annual Meeting of Stockholders of Engineering Animation, Inc. will be held on Friday, May 1, 1998 at 1:30 P.M., at the University Park Holiday Inn, 1800 50th Street, West Des Moines, Iowa 50266, for the following purposes:

    1.  To elect two Directors for three-year terms;

    2. To consider and act upon a proposal to amend the Engineering Animation, Inc. Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 20,000,000 to 60,000,000;

    3.  To ratify the appointment of Ernst & Young LLP as auditors; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on Monday, March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders.

    The Company requests that all stockholders, whether or not you expect to attend the meeting, sign the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. You may revoke your proxy at any time before it is voted. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

    You are respectfully urged to read the proxy statement contained in this booklet for further information concerning the directors, the amendment of the Company's Certificate of Incorporation, the reappointment of Ernst & Young LLP as auditors and the use of the proxy.

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 accompanies this proxy statement.

                                          By Order of the Board of Directors

                                          Jamie A. Wade
                                          SECRETARY

March 26, 1998

                          ENGINEERING ANIMATION, INC.
                             2321 NORTH LOOP DRIVE
                                AMES, IOWA 50010

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 1998

    This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of Engineering Animation, Inc., to be held on Friday, May 1, 1998. This proxy statement and the proxy are being mailed to stockholders on or about March 26, 1998.

    The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournments thereof. Shares represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting in accordance with any instructions specified by the stockholder. If no instructions are given, the stockholder's shares will be voted in accordance with the recommendations of the Board of Directors FOR each of the proposals presented in this proxy statement. Those recommendations are described later in this proxy statement.

    The proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company. If you attend the Annual Meeting in person, you may revoke your proxy by either giving notice of revocation to the inspectors of election at the Annual Meeting or by voting at the Annual Meeting in person.

    The only items of business that the Board of Directors intends to present or knows will be presented at the Annual Meeting are the items discussed in this proxy statement. The proxy confers discretionary authority upon the persons named therein, or their substitutes, to vote on any other items of business that may properly come before the meeting.

    As of March 16, 1998, the record date for the Annual Meeting, the Company
had         shares of Common Stock, par value $.01 per share ("Common Stock"), issued and outstanding. Each share is entitled to one vote. A majority of the issued and outstanding shares constitutes a quorum at the meeting.

                             ELECTION OF DIRECTORS

    The Board of Directors of Engineering Animation, Inc. consists of five directors, divided into three classes. At this Annual Meeting, two nominees are to be elected, with each director to serve for a term of three years or until his successor is duly elected and qualified. The remaining three directors will continue to serve as set forth below, with two directors having terms expiring on the date of the annual meeting to be held in 1999 and one director having a term expiring on the date of the annual meeting to be held in 2000. The nominees, Martin J. Vanderploeg and Laurence J. Kirshbaum, are currently directors of the Company.

    Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of a director. Unless otherwise directed, proxies will be voted at the Annual Meeting for the election of each of Dr. Vanderploeg and Mr. Kirshbaum or, in the event of a contingency not presently foreseen, for a different person as a substitute. The Board of Directors is recommending the election of Dr. Vanderploeg and Mr. Kirshbaum.

    The following sets forth with respect to the nominees and each director continuing to serve, their names, ages, principal occupations and other information, based upon information received from them.

      NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR THREE-YEAR TERMS
               EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 2001

    MARTIN J. VANDERPLOEG, PH.D., 41. (Director since 1988). Dr. Vanderploeg co-founded the Company in 1988. He has served as Executive Vice President since October 1993 and as the Company's Secretary from June 1990 until November 1995. Dr. Vanderploeg's prior experience includes serving as a faculty member in mechanical engineering at Iowa State University and performing contract research for a number of large corporations. Dr. Vanderploeg earned a Ph.D. in Mechanical Engineering from Michigan State University and is a licensed Professional Engineer.

    LAURENCE J. KIRSHBAUM, 53. (Director since 1995). Mr. Kirshbaum has been Chairman of Time Warner Trade Publishing since 1997 and was previously President and CEO of Warner Books Inc., a subsidiary of Time Warner Inc., since 1984. Mr. Kirshbaum earned a B.A. from the University of Michigan.

       MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WITH TERMS
               EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 1999

    MATTHEW M. RIZAI, PH.D., 41. (Director since 1990). Dr. Rizai has been Chairman, Chief Executive Officer, President and a director of the Company since joining the Company in June 1990 and has been Treasurer since November 1995. Dr. Rizai's prior experience includes serving as: associate with a venture capital firm; senior research engineer with General Motors Corporation; and development engineer with Ford Motor Company. Dr. Rizai earned a Ph.D. in Mechanical Engineering from Michigan State University and an M.B.A. from the University of Chicago.

    MICHAEL CROW, PH.D., 42. (Director since 1991). Dr. Crow has been Vice Provost at Columbia University since August 1991. Dr. Crow served as the Director of the Institute for Physical Research and Technology and the Office of Science Policy and Research at Iowa State University from July 1985 to June 1991. Dr. Crow earned a Ph.D. in Public Administration (Science and Technology Policy) from Syracuse University.

       MEMBER OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE WITH A TERM
               EXPIRING AT THE ANNUAL MEETING TO BE HELD IN 2000

    JAMIE A. WADE, 49. (Director since 1995). Mr. Wade has served as Vice President of Administration and General Counsel to the Company since June 1994 and Secretary since November 1995. From 1983 to 1994, Mr. Wade was a partner with Davis, Hockenberg, Wine, Brown, Koehn & Shors, P.C., a Des Moines law firm. Mr. Wade earned a J.D. from Drake University Law School and a B.A. from Drake University College of Business.

        INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

    During the 1997 fiscal year, there were five meetings of the Board of Directors. Each director attended at least 75% of the aggregate total number of the meetings of the Board of Directors and the meetings of the Board Committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has standing Audit and Compensation Committees, which deal with certain specific areas of the Board's responsibility.

    The Audit Committee, which met five times during the 1997 fiscal year, recommends the firm to be appointed as independent public accountants to audit the Company's financial statements and oversees the accounting and audit functions of the Company. The members of the Audit Committee are Matthew M. Rizai, Michael Crow and Laurence J. Kirshbaum.

    The Compensation Committee, which met five times during the 1997 fiscal year, determines executive officers' salaries, bonuses and other compensation. The Compensation Committee also administers the Company's stock option plans. The members of the Compensation Committee are Michael Crow and Laurence J. Kirshbaum.

DIRECTOR COMPENSATION

    Directors who are not currently officers or employees of the Company receive a yearly retainer fee of $20,000 plus $1,000 and reimbursement of expenses for attending each meeting of the Board of Directors and each meeting of any committee.

    The Company's directors who are not employees of the Company are eligible to participate in the Company's Non-Employee Directors Stock Option Plan (the "Director Option Plan"). The Director Option Plan is administered by the Chairman of the Board of Directors along with other employee directors, if any, selected by the Chairman. Pursuant to the Director Option Plan, non-employee directors of the Company will receive initial options to purchase 7,500 shares of Common Stock in the year that they join the Board and options to purchase an additional 3,750 shares of Common Stock for each subsequent year of service. The exercise price of the options is the fair market value of the Company's Common Stock on the date of grant. The initial stock options granted under the Director Option Plan vest over four years and subsequent options vest upon grant. All such options have a term of 10 years and may not be transferred other than by will or by the laws of descent and distribution.

                      INCREASE IN AUTHORIZED COMMON STOCK

    The Board of Directors has approved and recommended to stockholders an amendment to Article FOURTH of the Company's Certificate of Incorporation increasing the total number of shares of stock of all classes that the Company has authority to issue from 40,000,000 to 80,000,000 and the number of shares of Common Stock that the Company has authority to issue from 20,000,000 to 60,000,000. Stockholders last approved an increase in the Company's authorized Common Stock immediately prior to the Company's initial public offering in February 1996. Since then, the Company issued additional shares in a second public offering in June 1997, established a new stock option plan in October 1997, completed two stock-for-stock acquisitions in November 1997 and effected a three-for-two stock split, by way of a stock dividend, in February 1998. As of
March   , 1998, the Company had            shares issued and outstanding,
           shares unissued and not reserved for issuance, and            shares
unissued but reserved for issuance pursuant to option plans.

    The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will benefit the Company by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares will be available for issuance from time to time in connection with further financings, acquisitions, stock splits in the form of stock dividends, employee option plans, and for other corporate purposes that the Board of Directors may deem advisable. No further action or authorization by the stockholders would be necessary prior to the issuance of additional shares, except as may be required by laws or regulations applicable in particular circumstances. Certain large issuances of shares may require stockholder approval under rules of the Nasdaq Stock Market, Inc. ("Nasdaq").

    The proposed increase in the number of authorized shares of Common Stock is not intended to impede a change of control of the Company. Further, the Company is not aware of any current efforts to acquire control of the Company. It should be noted, however, that the additional shares could be issued in connection with defending the Company against a hostile takeover bid. The issuance of additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company, or could result in a private placement with purchasers who might side with the Board of Directors if they chose to oppose a specific change of control.

    Although the increase in the number of authorized shares of Common Stock is not sought for anti-takeover purposes, securities rules nevertheless require disclosure of charter and by-law provisions that arguably could have an anti-takeover effect. Like many publicly-held companies, the Company's Certificate of Incorporation and/or By-Laws contain the following provisions:
(1) stockholders may not take action by written consent; (2) a special meeting of stockholders may only be called by a majority of the Board of Directors or the President; (3) advance notice and the provision of certain information is required for stockholder proposals and for stockholder nomination of directors (as described below under "Deadline for Stockholder Proposals"); and (4) the Board of Directors is dividend into three classes and directors may be removed only for cause. These provisions could permit the Board of Directors to place stock in friendly hands, delay or deter or otherwise make more difficult a takeover of the Company. While permitted under Delaware law, the Company's Certificate of Incorporation and By-Laws do not provide stockholders with cumulative voting.

    The Company has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock not previously authorized for issuance by the Board.

REQUIRED VOTE

    The Amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of a majority of the outstanding shares. Abstentions and broker non-votes will be counted as votes against the amendment.

    If the amendment is approved by the stockholders, it will become effective upon the filing of a Certificate of Amendment in accordance with the General Corporation Law of Delaware.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as the independent auditors to examine the financial statements of the Company for the fiscal year ending December 31, 1998. Ernst & Young LLP has been employed to perform this function for the Company since 1990.

    One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

    Although the appointment of auditors is not required to be submitted to a vote of stockholders, the Board of Directors believes that it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders should not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and the Board of Directors will reconsider the appointment.

REQUIRED VOTE

    The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the Company's independent public auditors. An abstention will be counted as a vote against the ratification of the appointment since it is one less vote for approval. Broker non-votes will not affect the outcome since they are not considered "shares present" for voting purposes.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

                               SECURITY OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of the shares of the Company's Common Stock as of February 27, 1998 by
(i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee for director, (iii) the Chief Executive Officer and the four next most highly compensated executive officers of the Company (together, the "Named Executive Officers") and (iv) by all directors, nominees for director and executive officers of the Company as a group.

                                                                                  SHARES      PERCENTAGE
                                                                                BENEFICIALLY BENEFICIALLY
NAMED EXECUTIVE OFFICERS AND DIRECTORS                                             OWNED       OWNED (1)
------------------------------------------------------------------------------  -----------  -------------
Matthew M. Rizai (2)..........................................................     867,154          8.45%

Martin J. Vanderploeg (3).....................................................     867,154          8.45%

Michael Crow (4)..............................................................      75,498         *

Michael J. Jablo (5)..........................................................      41,250         *

Jamie A. Wade (6).............................................................      39,793         *

Laurence J. Kirshbaum (7).....................................................       8,625         *

Patricia Johnson (7)..........................................................       6,000         *

All directors and executive officers as a group (12 persons)..................   3,068,976         28.36%

OTHER 5% STOCKHOLDERS
------------------------------------------------------------------------------

Jeff D. Trom (8)..............................................................     652,776          6.61%

AMVESCAP PLC (9)..............................................................     631,800          6.41%

FMR Corp. (10)................................................................     624,450          6.33%

Dresdner RCM Global Investors LLC (11)........................................     577,500          5.86%

------------------------

*   Less than one percent.

 (1) Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares shown as owned by, and the voting power of, individual stockholders includes shares that are not currently outstanding, but that such stockholders are entitled to acquire or will be entitled to acquire within 60 days. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular stockholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Consists of 467,638 shares held by the Matthew Rizai Family Limited Partnership and 399,516 shares issuable upon exercise of vested options and options that will vest within 60 days. Dr. Rizai's address is c/o Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010.

 (3) Includes 399,516 shares issuable upon exercise of vested options and options that will vest within 60 days. Dr. Vanderploeg's address is c/o Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010.

 (4) Includes 18,375 shares issuable upon exercise of vested options and options that will vest within 60 days..

 (5) Includes 38,250 shares issuable upon exercise of vested options and options that will vest within 60 days.

 (6) Consists of split shares held in Mr. Wade's individual Retirement Account and 26,044 shares issuable upon exercise of vested options and options that will vest within 60 days.

 (7) Consists of shares issuable upon exercise of vested options and options that will vest within 60 days.

 (8) Includes 18,375 shares issuable upon exercise of vested options and options that will vest within 60 days. Dr. Trom's address is c/o Engineering Animation, Inc., 2321 North Loop Drive, Ames, Iowa 50010.

 (9) Information provided in a Schedule 13G filed by AMVESCAP PLC ("AMVESCAP") on February 11, 1998. AMVESCAP has shared voting and dispositive power with respect to 631,800 shares. The Schedule 13G indicates that the shares are held by AVZ, Inc.; AIM Management Group, Inc; AMVESCAP Group Services, Inc.; INVESCO, Inc. and INVESCO North American Holdings, Inc., subsidiaries of AMVESCAP. AMVESCAP's address is Devonshire Square, London EC2M 4YR, England

(10) Information provided in a Schedule 13G filed on February 10, 1998 by FMR Corp. ("FMR"). FMR has sole voting and dispositive power with respect to 624,450 shares. The shares are held by FMR's subsidiary, Fidelity Management and Research Company. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(11) Information provided in a Schedule 13G filed on February 6, 1998 by Dresdner RCM Global Investors LLC ("Dresdner"). Dresdner has sole voting power with respect to 513,750 shares and sole dispositive power with respect to 577,500 shares. RCM Limited L.P. ("RCM") is the Managing Agent of Dresdner. RCM General Corporation is the General Partner of RCM. Dresdner's address is 4 Embarcadero Center, Suite 3000, San Francisco, California 94111.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to or earned by the Named Executive Officers for the fiscal year ended December 31, 1997 and each of the previous two fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                      -------------
                                                                                        NUMBER OF
                                                            ANNUAL COMPENSATION        SECURITIES
                                                       -----------------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR      SALARY ($)      BONUS ($)        OPTIONS     COMPENSATION ($)
------------------------------------------  ---------  ------------  ---------------  -------------  ----------------
Matthew M. Rizai..........................       1997    235,000        28,000(1)          --              6,404(2)
 Chief Executive Officer,                        1996    180,000           --              60,000          5,805(2)
 President and Treasurer                         1995    150,000        70,000            105,000         14,623(2)
Martin J. Vanderploeg.....................       1997    235,000        28,000(1)          --              6,404(3)
 Executive Vice President                        1996    180,000           --              60,000          5,683(3)
                                                 1995    150,000        75,000            105,000          3,000(3)
Michael J. Jablo..........................       1997    363,777(4)         --(1)          --              2,398(5)
 Vice President of Software                      1996    170,776(4)     25,000             18,000          2,308(5)
 Sales and Marketing                             1995     35,873(4)        --              56,250           --
Jamie A. Wade.............................       1997    140,000         6,000(1)          --              1,694(6)
 Vice President of Administration,               1996    120,000         6,000             16,500          1,740(6)
 General Counsel and Secretary                   1995     90,000        25,000             19,500            450(6)
Patricia Johnson..........................       1997    109,583        25,000(1)(7)       --             25,364(8)
 Vice President of Human Resources

------------------------

(1) The Named Executive Officers also received the following bonuses on January 31, 1998: Dr. Rizai $205,000, Dr. Vanderploeg $205,000, Mr. Jablo $75,000,
    Mr. Wade $30,000 and Ms. Johnson, $30,000.

(2) Consists of $1,470 and $2,205 of premiums on a life insurance policy paid in 1997 and 1996, respectively, $11,395 paid in lieu of vacation in 1995 and $4,934, $3,600 and $3,228 of matching contributions by the Company to the Engineering Animation, Inc. Retirement Plan made in 1997, 1996 and 1995, respectively.

(3) Consists of $1,470 and $2,083 of premiums on a life insurance policy paid in 1997 and 1996 and $4,934, $3,600 and $3,000 of matching contributions by the Company to the Engineering Animation, Inc. Retirement Plan made in 1997, 1996 and 1995, respectively.

(4) Includes $223,777, $64,776 and $15,000 in sales commissions in 1997, 1996 and 1995, respectively.

(5) Consists of $160 and $309 of premiums on a life insurance policy paid in 1997 and 1996, respectively, and $2,238 and $1,999 of matching contributions by the Company to the Engineering Animation, Inc. Retirement Plan made in 1997 and 1996, respectively.

(6) Consists of $234 and $480 of premiums on a life insurance policy paid in 1997 and 1996, respectively and $1,460 and $1,260 and $450 of matching contributions by the Company to the Engineering Animation, Inc. Retirement Plan made in 1997, 1996 and 1995, respectively.

(7) Consists of a signing bonus paid to Ms. Johnson upon her joining the Company.

(8) Consists of expenses incurred by Ms. Johnson in connection with relocating to Iowa, which expenses were reimbursed by the Company.

                             OPTION GRANTS IN 1997

    None of the Named Executive Officers received option grants for the fiscal year ended December 31, 1997.

                          1997 YEAR-END OPTION VALUES

    The following table provides information regarding stock options held by the Named Executive Officers as of December 31, 1997.

                                                              NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS AT
                                   SHARES         VALUE            YEAR-END(#)             FISCAL YEAR-END($)(1)
                                 ACQUIRED ON    REALIZED    --------------------------  ---------------------------
NAME                            EXERCISE (#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------  -------------  -----------  -----------  -------------  ------------  -------------
Matthew M. Rizai                     --            --          399,516        54,000      11,076,636       976,500
Martin J. Vanderploeg                --            --          399,516        54,000      11,076,636       976,500
Michael J. Jablo                     --            --           38,250        36,000       1,018,500       845,250
Jamie A. Wade                         7,500       222,500       23,944        27,055         646,822       690,678
Patricia Johnson                     --            --            6,000        24,000          95,000       380,000

------------------------

(1) Value is calculated by subtracting the exercise price per share from the last reported market price at December 31, 1997 and multiplying the result by the number of shares subject to the option.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors is composed of two outside directors. The Board of Directors sets the compensation for the Company's executive officers, after consideration of the Compensation Committee's recommendations. The Compensation Committee is also responsible for approving the terms of executive employment and severance agreements, administering the Company's 1994 Employee Stock Option Plan and 1997 Non-Qualified Stock Option Plan and approving the grant of options under that plan, including grants to executive officers of the Company.

COMPENSATION OBJECTIVES

    The goals of the Compensation Committee are to: (i) motivate executive officers to create added value for the Company's stockholders through compensation incentives that are tied to the Company's operating and stock market performance; (ii) reward executive officers for their individual performance and the performance of the Company; (iii) provide compensation and benefits at levels that enable the Company to attract and retain high-quality professionals; and (iv) align the interests of the Company's officers and directors with the interests of the Company's stockholders through potential stock ownership.

EXECUTIVE COMPENSATION PROGRAMS

    The Company's executive compensation programs, which contain no special perquisites, consist of three principle elements: base salary, cash bonus and stock options. The Company emphasizes incentive compensation in the form of bonuses and stock option grants, rather than base salary. The Board of Directors sets the annual base salary for executives, after consideration of the recommendations of the Compensation Committee and subject to the terms of the executives' employment agreements. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluations of past performance of the executives and assessments of expected future contributions of the executives. In making the determinations regarding base salaries, the Company considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices.

    In addition to base salary, the Company pays cash bonuses to its executives subsequent to the end of each fiscal year. These bonuses are dependent primarily on the Company's financial performance and achievement of corporate objectives established by the Board of Directors at the beginning of each fiscal year. Certain executives, who are involved in the Company's sales and marketing activities, also receive commissions on sales of the Company's products and services.

    In determining bonuses for the 1997 fiscal year, the Committee considered individual performance goals, Company net income, revenues and unit sales. These factors were then weighted for relative importance and used to determine each executive's bonus. The Board of Directors set various elements of the bonus calculation formula, after consideration of the Compensation Committee's recommendation.

    In addition to base salary and cash bonus, total compensation for executives includes long-term incentives offered by stock options. These options are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. It has been the Company's practice to fix the exercise price of options at 100% of the fair market value on the date of grant. The Company believes that stock options are an important tool in aligning the long-term interests of the Company's executives and stockholders since the executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives then exercise their options.

    No options were granted to Named Executive Officers in fiscal 1997. In determining the amount of option grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming fiscal year, responsibilities of the executive in prior years and the size of awards made to each such executive officer in prior years relative to the Company's overall performance. Options generally become exercisable over a period of years, beginning on the first anniversary of their issuance. However, the Company does, from time to time, issue to executive officers options that are immediately exercisable.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's performance was evaluated, and his compensation was determined, in accordance with the factors described above applicable to executive officers generally. Prior to the Company's initial public offering in February 1996, the Company paid performance bonuses to its executive officers immediately prior to the end of each fiscal year for performance during that fiscal year. However, following the initial public offering, the Company changed its bonus procedure for executive officers. Executive officers will now receive any bonus for performance in a fiscal year following the end of that fiscal year. In accordance with the change in procedure, the Chief Executive Officer received a bonus payment in 1997 for his performance in 1996, another in 1998 for his performance in 1997. The Chief Executive Officer's base salary for fiscal 1997, as reflected in the Summary Compensation Table, represented a 31% increase over fiscal 1996. This increase was based on the Chief Executive Officer's increased responsibilities, which resulted from the Company becoming a public company and from the growth in the Company's revenues, earnings and number of employees.

COMPENSATION DEDUCTIBILITY

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of "performance based compensation" from the compensation taken into account for purposes of the limit. The Committee believes that it has structured its current compensation programs in a manner to preserve full deductibility to the Company of executive compensation under the Code. The Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

                                          Compensation Committee

                                          Michael Crow, Ph.D.

                                          Laurence J. Kirshbaum

    THE REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS SHALL NOT BE DEEMED TO BE INCORPORATED INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), NOTWITHSTANDING ANY GENERAL STATEMENT CONTAINED IN ANY SUCH FILING INCORPORATING THIS PROXY STATEMENT BY REFERENCE, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE.

                              COMPANY PERFORMANCE

    The following graph compares the cumulative total stockholder return on the Common Stock of Engineering Animation, Inc. from February 29, 1996 (the date the Common Stock was first offered to the public at an initial public offering price of $18.00 per share) through December 31, 1997 with the cumulative total return on the Nasdaq Stock Market-U.S. and the cumulative total return on the stock of a group of public companies in the H&Q Computer Software Index. The Company did not pay any dividends during this period. The Nasdaq Stock Market-U.S. and the H&Q Computer Software indices are published daily.

    The graph assumes an investment of $100 in each of Engineering Animation, Inc., the Nasdaq Stock Market-U.S. and the H&Q Computer Software Index on February 29, 1996. The comparison also assumes that all dividends are reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ENGINEERING ANIMATION,
                      INC.             NASDAQ STOCK MARKET - U.S.   H&Q COMPUTER SOFTWARE INDEX
02/29/96                         $100                        $100                           $100
03/31/96                         $116                        $100                           $105
06/30/96                         $111                        $109                           $114
09/30/96                         $133                        $112                           $117
12/31/96                         $135                        $118                           $117
03/31/97                         $129                        $112                           $106
06/30/97                         $188                        $131                           $126
09/30/97                         $212                        $154                           $152
12/31/97                         $256                        $145                           $141

    THE COMPARISONS IN THIS TABLE ARE REQUIRED BY THE SECURITIES AND EXCHANGE COMMISSION AND ARE NOT INTENDED TO FORECAST OR BE INDICATIVE OF POSSIBLE FUTURE PERFORMANCE OF THE COMPANY'S COMMON STOCK. THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED INTO ANY FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL STATEMENT CONTAINED IN ANY SUCH FILING INCORPORATING THIS PROXY STATEMENT BY REFERENCE, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE.

                     EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    The Company entered into employment agreements with Dr. Rizai, Dr. Vanderploeg and Mr. Wade as of January 1, 1996, each of which expire on December 31, 1999. Dr. Rizai's agreement provides that he will be employed as the Company's Chairman, Chief Executive Officer and President at an annual salary of $180,000. Dr. Vanderploeg's agreement provides that he will be employed as the Company's Executive Vice President at an annual salary of $180,000. Mr. Wade's agreement provides that he will be employed as the Company's Vice President of Administration, General Counsel and Secretary at an annual salary of $120,000. Each of the agreements provides that the base salary will be reviewed annually and that the executive will receive an annual performance bonus as determined by the Board of Directors and, for Dr. Rizai and Dr. Vanderploeg, a car allowance. The employment agreements also include certain non-competition and confidentiality provisions.

    The Company has also entered into severance agreements with each of Dr. Rizai, Dr. Vanderploeg and Mr. Wade, each dated as of the effective date of the respective officer's employment agreement. The severance agreements provide for payment of a lump sum equal to two times the sum of the employee's base salary and the bonus paid to the employee in the prior year for Dr. Rizai and Dr. Vanderploeg (one times that sum for Mr. Wade) and continuation of benefits for two years (one year in the case of Mr. Wade) upon (i) termination of employment by the Company without cause, (ii) termination of employment by the employee for good reason (including change in control of the Company), (iii) death or (iv) permanent disability. The Company may terminate the employment of the executive at any time for cause without the payment of severance. The agreements with Dr. Rizai and Dr. Vanderploeg also provide that, upon termination by the Company without cause or by the executive for good reason, the Company upon demand by the executive would be required to file a registration statement for all shares of Common Stock that the executive then owned or had the right to acquire upon exercise of options then held and would be required to include any such shares in any other registration statement filed by the Company.

    The Company entered into an employment agreement with Mr. Jablo as of September 18, 1995 that terminates (i) by mutual agreement of the Company and Mr. Jablo, (ii) upon Mr. Jablo's death or disability, (iii) at the option of the Company for cause or (iv) upon the dissolution or bankruptcy of the Company. This agreement provides that Mr. Jablo will be employed as the Company's Vice President of Sales and Marketing at an initial annual salary of $106,000 per year and a car allowance. In addition to base salary, the agreement provides for the payment of commissions on sales of the Company's 3D visualization software products at rates established by the Company's President to Mr. Jablo. The agreement also contains certain non-competition and confidentiality provisions. Mr. Jablo's employment agreement contains severance provisions that require the payment by the Company to Mr. Jablo of (i) an amount equal to the total compensation paid to Mr. Jablo during the first year of the agreement if the agreement were terminated following a merger, sale or change of control of the Company and (ii) an amount equal to one-half of the total compensation paid to Mr. Jablo during the first year of the agreement if the agreement were terminated for cause (as defined in the agreement) by the Company after the first anniversary of the agreement.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Following is certain information concerning the executive officers and certain other key employees of Engineering Animation, Inc., based on information furnished by them.

EXECUTIVE OFFICERS

MATTHEW M. RIZAI, PH.D., 41
  Chairman, Chief Executive Officer, President and Treasurer

    Dr. Rizai has been Chairman, Chief Executive Officer, President and a director of the Company since joining the Company in June 1990 and has been Treasurer since November 1995. Dr. Rizai's prior experience includes serving as: associate with a venture capital firm; senior research engineer with General Motors Corporation; and development engineer with Ford Motor Company. Dr. Rizai earned a Ph.D. in Mechanical Engineering from Michigan State University and an M.B.A. from the University of Chicago.

MARTIN J. VANDERPLOEG, PH.D., 41
  Executive Vice President and Director

    Dr. Vanderploeg has served as a director since co-founding the Company in 1988, as Executive Vice President since October 1993 and as the Company's Secretary from June 1990 until November 1995. Dr. Vanderploeg's prior experience includes serving as a faculty member in mechanical engineering at Iowa State University and performing contract research for a number of large corporations. Dr. Vanderploeg earned a Ph.D. in Mechanical Engineering from Michigan State University and is a licensed Professional Engineer.

JAMIE A. WADE, 49
  Vice President of Administration, General Counsel, Secretary and Director

    Mr. Wade has served as Vice President of Administration and General Counsel to the Company since June 1994 and Secretary since November 1995. From 1983 to 1994, Mr. Wade was a partner with Davis, Hockenberg, Wine, Brown, Koehn & Shors, P.C., a Des Moines law firm. Mr. Wade earned a J.D. from Drake University Law School and a B.A. from Drake University College of Business.

JEROME M. BEHAR, 40
  Vice President of Finance and Chief Financial Officer

    Mr. Behar has served as Vice President of Finance and Chief Financial Officer since August 1997. Prior to joining the Company in May 1997, Mr. Behar had served since April 1996 as director of finance at MagiNet Corporation, a Silcon-Valley based, international supplier of on-demand video systems. Mr. Behar's prior experience includes serving as vice president of finance and administration at Western Lodging Corporation from September 1994 to April 1996 and as controller of Matrix Pharmaceutical, Inc. from March 1992 to September 1994. Executive and management positions were held at International Risk Control, Inc. and the Cooper Companies, Inc. Mr. Behar is a Certified Public Accountant. He earned an M.B.A. from Stanford University and a B.A. in business administration from Michigan State University.

JAY E. SHANNAN, PH.D., 35
  Vice President of Operations

    Dr. Shannan is a co-founder of the Company and has served as Vice President of Operations since June 1990. Dr. Shannan earned a Ph.D. in Mechanical Engineering from Iowa State University.

JEFF D. TROM, PH.D., 37
  Vice President of Software Development

    Dr. Trom is a co-founder of the Company and has served as Vice President of Software Development since June 1990. Dr. Trom served as the Company's Treasurer from June 1990 to November 1995. Dr. Trom earned a Ph.D. in Mechanical Engineering from Iowa State University.

MICHAEL J. JABLO, 45
  Vice President, Co-General Manager Software Division

    Mr. Jablo has served in his current capacity since joining the Company in October 1995. From January 1990 to October 1995 Mr. Jablo was employed by Mentor Graphics Corporation where he ultimately served as North Central area sales manager. Mr. Jablo earned an M.B.A. from the University of Detroit as well as a B.S. in Mechanical Engineering and a B.S. in Business Management from Bradley University.

ADRIAN SANNIER, 36
  Vice President of Interactive Production

    Mr. Sannier has served as Vice President of Interactive Production since February 1997 and prior to that served as the Company's Vice President of New Product Development since February 1996. From 1990 until joining the Company, Mr. Sannier was employed in a variety of positions by CIMLINC Incorporated, a provider of business process execution software to the aerospace industry and heavy equipment manufacturers, most recently as Vice President, Product Development. Mr. Sannier earned a Ph.D. and a B.S. in Electrical Engineering and Systems Science from Michigan State University.

PATRICIA JOHNSON, 46
  Vice President of Human Resources

    Patricia Johnson has served as Vice President of Human Resources since December 1997. Prior to joining EAI, Ms. Johnson worked at Disney Feature Animation, where she was director of human resources for three years. Ms. Johnson has also served as director of human resources for NBC Entertainment, and worked twelve years for Digital Equipment Corporation in various human resources management roles. She holds a B.A. from University of Northern Colorado, Greeley.

MICHAEL N. BARRY, 54
  Vice President, Co-General Manager Software Division

    Mike Barry has served as Vice President, Co-General Manager Software Division since joining the Company in November 1997 upon the Company's acquisition of Rosetta Technologies, Inc. ("Rosetta"). Mr. Barry had served as President of Rosetta since co-founding that company in February 1986. Mr. Barry has also worked at Computervision in several senior management positions.

OTHER KEY EMPLOYEES

KENNETH VARTANIAN, 51
  Vice President of North American Sales

    Mr. Vartanian has served as Vice President of North American Sales since the Company's acquisition of Rosetta in November 1997. Mr. Vartanian had served as vice president of marketing of Rosetta since January 1993 and was a co-founder of Rosetta. Mr. Vartanian has also served as director of marketing for Computervision. Mr. Vartanian holds a M.B.A. from Northeastern University.

JAMES L. RYAN, 42
  Vice President of Marketing

    Mr. Ryan has served as Vice President of Marketing since the Company's acquisition of Rosetta in November 1997. Mr. Ryan had served as the Vice President of Services of Rosetta since July 1997. Mr. Ryan also served as director of IBM's Worldwide Product Data Management Solutions from January 1993 to September 1997.

GUIDO T. PERSCH, 43
  Vice President of Engineering Software

    Mr. Persch has served as Vice President of Engineering Software since the Company's acquisition of Rosetta in November 1997. Mr Persch had been Vice President of Engineering and led the Rosetta product development organizations since January 1994. Mr Persch has also held senior development management positions at Cadre Technologies from January 1993 to December 1993 and prior to that at Software AG and Siemens/Intel. Mr. Persch holds a Ph.D. in Computer Science from University of Karlsruhe, Germany.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires that the Company's executive officers, directors and beneficial owners of 10% or more of the Company's Common Stock file initial reports of ownership and of changes of ownership with the Securities and Exchange Commission and Nasdaq. Executive officers, directors and 10% beneficial owners are required by securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Due to a clerical error, the Form 5's filed by Drs. Rizai, Vanderploeg, Shannan and Trom and Messrs. Wade, Jablo and Sannier with respect to the year ended December 31, 1996, each understated the number of shares subject to options granted in 1996. This misstatement was corrected on the Form 5's filed by these individuals with respect to the year ended December 31, 1997. Based solely on a review of the copies of Section 16(a) forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all other filing requirements were met during fiscal year 1997.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting must be received at the Company's offices, addressed to the attention of the Secretary, not less than 120 days nor more than 150 days prior to the 1999 Annual Meeting (e.g., assuming that the 1999 Annual Meeting is held on the first Friday in May, stockholder proposals must be received by the Secretary of the Company after December 2, 1998 and prior to January 1, 1999). The Company's by-laws require that a stockholder's notice set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and address of the stockholder proposing such business, as they appear on the Company's stockholders records,
(iii) the class and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. In addition, any stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

    The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made by telephone or personal call by officers, directors or employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company's proxy statement and Annual Report to Stockholders to beneficial owners of stock held in their names and the Company may reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                                          By Order of the Board of Directors
                                          Jamie A. Wade
                                          SECRETARY

                    ENGINEERING ANIMATION, INC.
                             PROXY CARD
     PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 1998.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


P
R
O
X
Y



The undersigned hereby constitutes and appoints Matthew M. Rizai and Jamie A. Wade, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Engineering Animation, Inc. to be held on May 1, 1998, and at any and all adjournments and postponements thereof, on all matters before such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE FOR DIRECTOR, "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION AND "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS; ALL OF WHICH MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE



HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

______________________________          _____________________________________
______________________________          _____________________________________
______________________________          _____________________________________


------------------------------------------------------------------------------
                          FOLD AND DETACH HERE

     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE.


This proxy when properly executed will be voted in the manner directed herein.
    If no direction is made, this proxy will be voted FOR each proposal
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.


1 .Election of        FOR        WITHHELD
   Directors.        /   /        /   /

   Nominees: Martin J. Vanderploeq
             Lawrence J. Kirshbaum
For both nominees, except vote withheld from the following:

________________________________________________________


2.   Approval of Amendment to Certificate of Incorporation

           For        Against        Abstain
          /   /       /    /        /    /

3. Ratification of the appointment of Ernst & Young LLP as independent accountants.


           For        Against        Abstain
          /   /       /    /        /    /


4. In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

                              YES      NO
   I PLAN TO ATTEND          /  /    /   /
        THE MEETING


Signature(s) ______________________________  DATE ____________________________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



-------------------------------------------------------------------------------
                           FOLD AND DETACH HERE

                              ENGINEERING ANIMATION, INC.


                             ANNUAL MEETING OF STOCKHOLDERS
                                       MAY 1, 1998
                                        1:30 P.M.
                              UNIVERSITY PARK HOLIDAY INN
                                     1800 50TH STREET
                                WEST DES MOINES, IOWA 50266